Exhibit 99.1

News Announcement                 For Immediate Release

NEXSTAR MEDIA FOURTH QUARTER NET REVENUE RISES 22.8% TO A RECORD $309.9 MILLION

Net Revenue Growth Drives Record 4Q Operating Income of $92.5 Million,

BCF of $145.4 Million, Adjusted EBITDA of $134.8 Million and Free Cash Flow of $85.4 Million

Record Full Year Operating Income of $287.3 Million, BCF of $456.7 Million,

Adjusted EBITDA of $405.5 Million and Free Cash Flow of $244.8 Million

Establishes Free Cash Flow Guidance for 2017/2018 Cycle

IRVING, Texas – February 28, 2017 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported record financial results for the fourth quarter and full year ended December 31, 2016 as summarized below. The Company also reported supplementary data regarding the [unaudited] quarterly operating results for the fourth quarter ended December 31, 2016 for Media General, Inc., which Nexstar acquired on January 17, 2017.

Summary 2016 Fourth Quarter and Full Year Highlights

	Three Months Ended December 31,			Twelve Months Ended December 31,
($ in thousands)	2016	2015	Change	2016	2015	Change
Local Revenue	$101,930	$102,780	(0.8)%	$388,183	$369,313	+5.1%
National Revenue	$36,160	$41,337	(12.5)%	$144,009	$153,607	(6.2)%
Core Revenue	$138,090	$144,117	(4.2)%	$532,192	$522,920	+1.8%

Political Revenue	$60,033	$7,887	+661.2%	$108,544	$12,716	+753.6%
Retransmission Fee Revenue	$100,321	$81,695	+22.8%	$394,038	$298,023	+32.2%
Digital Revenue	$25,748	$29,283	(12.1)%	$101,759	$89,902	+13.2%
Other	$1,608	$1,398	+15.0%	$6,148	$5,384	+14.2%
Trade and Barter Revenue	$10,936	$12,385	(11.7)%	$45,692	$47,100	(3.0)%
Gross Revenue	$336,736	$276,765	+21.7%	$1,188,373	$976,045	+21.8%
Less: Agency Commission	$26,857	$24,503	+9.6%	$85,183	$79,668	+6.9%
Net Revenue	$309,879	$252,262	+22.8%	$1,103,190	$896,377	+23.1%

Gross Revenue Excluding Political	$276,703	$268,878	+2.9%	$1,079,829	$963,329	+12.1%

Income from Operations	$92,475	$67,346	+37.3%	$287,308	$206,107	+39.4%

Broadcast Cash Flow(1)	$145,413	$104,587	+39.0%	$456,672	$349,966	+30.5%
Broadcast Cash Flow Margin(2)	46.9%	41.5%		41.4%	39.0%

Adjusted EBITDA(1)	$134,787	$92,996	+44.9%	$405,495	$305,110	+32.9%
Adjusted EBITDA Margin(2)	43.5%	36.9%		36.8%	34.0%

Free Cash Flow(1)	$85,443	$68,979	+23.9%	$244,830	$208,244	+17.6%

(1)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.
(2)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, 2/28/17

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group, Inc. commented, “Our strong fourth quarter and full-year operating results mark Nexstar’s fifth consecutive year of record financial results based on the ongoing success of our strategies to leverage our local market content and community involvement, execute and integrate accretive acquisitions, maintain cost controls and optimize the balance sheet and capital structure. The 22.8% rise in fourth quarter net revenue resulted in BCF, Adjusted EBITDA and free cash flow growth of 39.0%, 44.9% and 23.9%, respectively, and reflect margin growth related to the significant operating leverage in our model, the ongoing benefits of our management disciplines and our strategic initiatives to maximize the political advertising opportunity. For the full year, Nexstar’s legacy platform generated approximately $7.98 of free cash flow per share, or 18.4% growth over 2015 levels, which has funded capital returns to shareholders through quarterly cash dividends and 2015 share repurchases. With January’s completion of the highly accretive Media General transaction, Nexstar is the leading media company committed to localism and innovation and is positioned for continued near- and long-term growth, including our sixth consecutive year of record financial results projected for 2017.

“On January 17, 2017, we completed our $4.6 billion acquisition of Media General marking a significant milestone in Nexstar’s 20 year history of growth. Financially, the transaction is expected to more than double our revenue and adjusted EBITDA, and Nexstar expects to generate average annual free cash flow in the 2017/2018 cycle of approximately $565 million, or approximately $12.00 per share, per year based upon approximately 47 million shares outstanding and our current estimate of approximately $81 million of year one synergies and a substantial rise in 2018 cash taxes. As an industry leader with a portfolio of premiere stations and digital assets, a strong balance sheet, an attractive weighted average cost of capital, and significant free cash flow, we are extremely well positioned to immediately reduce leverage, evaluate additional accretive strategic growth investments and expand our return of capital to shareholders.

“During the fourth quarter, our inventory management and pricing strategies enabled us to maximize our share of election spending in our markets and exceed our full-year political advertising revenue guidance of $100 million by $8.5 million. Fourth quarter television ad revenue inclusive of political advertising grew 30.3% and reflect a near 8-fold increase in year-over-year political revenue and, as anticipated, a low single-digit decline in core spot revenue compared to the 2015 period related to displacement of ad inventory.  Reflecting our expanded platform and presence in states with high levels of political spending activity, 2016 fourth quarter political revenue rose by 69.7% over comparable 2014 fourth quarter levels and increased 119.5% over the 2012 fourth quarter presidential election cycle.  Notably, excluding political, gross revenue grew 2.9% in the fourth quarter and 12.1% in the full year compared to the same respective periods in 2015, highlighting Nexstar’s further success in leveraging the value of our television broadcasting operating model and content creation capabilities into a diversified platform with multiple high margin revenue streams.

“Nexstar’s strong fourth quarter television ad revenue growth was complemented by combined fourth quarter retransmission and digital media revenue growth of 13.6% to $126.1 million. Retransmission revenue growth of 22.8% in the fourth quarter and 32.2% for the full year reflects both the 2016 contract renewals with our distribution partners and annual escalators. Record programmatic advertising volume in the year ago period created a challenging year-over-year comparison and was the primary factor in the 12.1% decline in fourth quarter digital media revenue.  Importantly, Nexstar’s full year digital media revenue of $101.8 million was up 13.2% over the 2015 period and exceeded our full

Nexstar Media Group, 2/28/17

year guidance by $2.0 million. Reflecting the ongoing benefits of our revenue diversification strategies, total fourth quarter retransmission fee and digital media revenue represented 40.7% of 2016 fourth quarter net revenue compared to 30.3% of total net revenues in 2014 fourth quarter, the last even-year political cycle.  We expect our long-term distribution revenue growth to continue as in late 2016 we reached new distribution agreements with multichannel video programming distributors covering approximately 10 million subscribers.  On a pro-forma basis, and given the after acquired clauses in our retransmission consent agreements, upon acquisition the Media General stations were immediately party to the rates in all of our distribution agreements.

“Fourth quarter 2016 net revenue and free cash flow rose 60.7% and 31.0%, respectively, over the same period in 2014 during the mid-term election cycle and grew 166.7% and 198.2%, respectively, over the same period in 2012 during the last presidential election year, clearly illustrating the value creation related to our revenue diversification and platform building strategies. With our focus on growing free cash flow, we remain disciplined in managing costs and driving BCF and Adjusted EBITDA margins. The rise in fourth quarter station direct operating expenses (net of trade expense) and SG&A primarily reflects higher variable costs related to the higher political revenues, increases in network affiliation expense and the operation of acquired stations and digital assets. Fourth quarter corporate expense declined slightly versus the prior year and full year corporate expense was in line with our guidance. Nexstar’s significant fourth quarter revenue growth combined with ongoing expense management resulted in substantial increases in fourth quarter BCF and Adjusted EBITDA margins which rose to 46.9% and 43.5%, respectively.

“Four-hundred-seventy-eight days passed from the time we made our first public offer to acquire Media General to the closing of the transaction. During that period, we visited each Media General station and digital business location and our executive and corporate management teams developed a strategic plan for each station and digital business to ensure that they will operate with the disciplines and focus of the Nexstar legacy businesses.  As a result, when the transaction closed in mid-January, we immediately began to execute our 120 day integration plan and synergy realization strategies. On January 18, Nexstar announced several senior management changes and appointments to support the growth and success of the expanded platform. For the broadcasting business segment, we promoted Tim Busch to serve as President of Nexstar Broadcasting Inc. and announced three newly-created regional management positions.

“We also moved quickly to fill open General Manager positions and have hired or promoted eleven new television station GMs to-date with further appointments to be made shortly. In addition, we plan to double the size of our Washington DC bureau and will be re-engineering and relaunching Bite Size TV.  We are also in the process of adding sales resources to the former Media General markets and are transitioning stations onto the same operating systems and shared platforms and services including digital, sales management, traffic, and graphics, among others.

“For the digital business, we have begun the process of merging all our digital products into one company under the Nexstar Digital brand, with a unified market strategy and message. Nexstar Digital offers media companies and advertisers a comprehensive suite of leading digital solutions and services focused on optimizing audience targeting, user engagement and the overall performance of online, mobile and multimedia content and marketing campaigns.  By making smart investments in people and companies that are accretive and complement our core competencies.

Nexstar Media Group, 2/28/17

“Almost 21 years ago, Nexstar started with one station in Scranton, PA and has grown to 171 stations in 100 U.S. markets as a result of our disciplined operating and cost management practices, revenue diversification initiatives and the success we are achieving in identifying, financing and integrating accretive acquisitions. With the free cash flow generated from this base of operations, we expect Nexstar’s net leverage, absent additional strategic activity, to be in the high-4.0x range at the end of 2017 and to decline to the mid-3.0x range by the end of 2018.  The combination of our operating successes and accretive station transactions has positioned Nexstar to reduce leverage while allowing for the return of capital to shareholders through cash dividends.  Last week, we paid our quarterly cash dividend of $0.30 per share of our Class A common stock, marking a 25% increase over the prior quarterly dividend level.  Reflecting the issuance of shares in the Media General transaction, the annual capital allocated to dividend payments at this time of approximately $56.4 million relative to the total free cash flow that Nexstar now generates, provides us with ample liquidity to reduce leverage, evaluate additional accretive acquisitions and pursue other initiatives to enhance long-term shareholder value.”

The consolidated debt of Nexstar, its wholly owned subsidiaries, Mission Broadcasting, Inc. and Marshall Broadcasting Group, Inc. (collectively, the “Company”) at December 31, 2016, was $2,342.4 million including senior secured debt of $664.2 million.  The Company’s total net leverage ratio at December 31, 2016 was 3.2x and first lien net leverage ratio at December 31, 2016 was 1.4x.

The table below summarizes the Company’s debt obligations (net of financing costs and discounts):

($ in millions)	12/31/2016	12/31/2015
Revolving Credit Facilities	$2.0	$2.0
First Lien Term Loans	$662.2	$682.2
6.875% Senior Unsecured Notes	$520.7	$519.8
6.125% Senior Unsecured Notes	$272.6	$272.2
5.625% Senior Unsecured Notes	$884.9	$-
Total Debt	$2,342.4	$1,476.2

Cash on Hand	$87.7	$43.4

The table below summarizes the principal balance of the Company’s total debt obligations (before financing costs and discounts) as of January 17, 2017, the closing date of Nexstar’s acquisition of Media General, and subsequent events:

($ in millions)	1/17/2017
Revolving Credit Facilities	$3.0
First Lien Term Loans*	$3,120.0
6.875% Senior Unsecured Notes*	$525.0
6.125% Senior Unsecured Notes	$275.0
5.875% Senior Unsecured Notes	$400.0
5.625% Senior Unsecured Notes	$900.0
Total Debt	$5,223.0

Nexstar Media Group, 2/28/17

*

On February 17, 2017, Nexstar made a $75.0 million voluntary prepayment on its Term Loan B which reduced the amount outstanding on its Term Loan B to $3,045 million and on February 27, 2017 the Company called the entire issue of the 6.875% senior unsecured notes, plus accrued interest and premium. The cumulative effects of the post-closing transactions are to reduce funded debt by $600 million to $4,623 million.

Goodwill impairment

During the fourth quarter of 2016, Nexstar recorded a non-cash impairment charge of $15.1 million related to goodwill of one of the Company’s digital businesses.

Spectrum Auction

In connection with Nexstar’s merger with Media General, one Contingent Value Rich (“CVR”) was issued for each of Media General’s outstanding common shares and outstanding equity incentive awards. The CVR entitles the holder to receive a pro rata share of the net proceeds from the disposition of Media General’s spectrum in the Federal Communications Commission’s ongoing spectrum auction, reduced to account for the indirect benefit that such holder will receive as a shareholder of the combined company.  The CVRs are not transferable, except in limited circumstances.  Later in 2017, Nexstar is expected to receive an estimated $479.0 million of gross proceeds from the National Broadband Plan Spectrum Auction related to the disposition of Media General’s spectrum. None of the spectrum Nexstar offered was selected during the auction process because prices available in the auction fell below the value we ascribed to it.  Based on these factors, the value of each CVR is estimated to be worth between $1.70 and $2.10 calculated by using the estimated gross proceeds, less estimated transaction expenses, repacking expenses and taxes.

Fourth Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/325-2288, conference ID 4906988 (domestic and international callers).  In addition, a live audio webcast of the call will be accessible to the public on Nexstar’s web site, http://www.nexstar.tv and a recording of the webcast will be archived on the site for 90 days following the live event.

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as income from operations, plus corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, non-cash representation contract termination fee, change in the fair value of contingent consideration and goodwill impairment, minus broadcast rights payments.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses.

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), (gain) loss on asset disposal, non-cash compensation expense, non-cash representation contract termination fee, change in the fair value of contingent consideration and goodwill impairment, less payments for broadcast rights, cash interest expense, capital expenditures and net operating cash income taxes.

Nexstar Media Group, 2/28/17

Broadcast cash flow, Adjusted EBITDA and free cash flow results are non-GAAP financial measures.  Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of TBAs or LMAs.  Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 171 television stations and related digital multicast signals reaching 100 markets or nearly 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the SEC.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Media Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

-tables follow-

Nexstar Media Group, 2/28/17

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net revenue	$309,879	$252,262	$1,103,190	$896,377

Operating expenses:
Corporate expenses	10,626	11,591	51,177	44,856
Direct operating expenses, net of trade	95,103	79,674	371,242	293,288
Selling, general and administrative expenses, excluding corporate	55,441	50,617	212,429	187,624
Trade and barter expense	10,791	12,378	45,439	46,651
Depreciation	13,126	11,972	51,300	47,222
Amortization of intangible assets	11,669	12,827	46,572	48,475
Amortization of broadcast rights, excluding barter	5,386	5,857	22,461	22,154
Goodwill impairment	15,262	-	15,262	-
Total operating expenses	217,404	184,916	815,882	690,270
Income from operations	92,475	67,346	287,308	206,107

Interest expense, net	(45,228)	(20,440)	(116,081)	(80,520)
Other expenses	(146)	(134)	(555)	(517)
Income before income taxes	47,101	46,772	170,672	125,070
Income tax expense	(26,690)	(19,356)	(77,572)	(48,687)
Net income	20,411	27,416	93,100	76,383
Net (income) loss attributable to noncontrolling interests	71	(242)	(1,563)	1,301
Net income attributable to Nexstar	$20,482	$27,174	$91,537	$77,684

Basic net income per common share attributable to Nexstar	$0.67	$0.89	$2.98	$2.50
Basic weighted average number of common shares outstanding	30,713	30,622	30,687	31,100

Diluted net income per common share attributable to Nexstar	$0.64	$0.86	$2.89	$2.42
Diluted weighted average number of common shares outstanding	31,798	31,580	31,664	32,091

-tables follow-

Nexstar Media Group, 2/28/17

Nexstar Media Group, Inc.

Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)

UNAUDITED (in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Broadcast Cash Flow and Adjusted EBITDA:	2016	2015	2016	2015

Income from operations	$92,475	$67,346	$287,308	$206,107

Add:
Depreciation	13,126	11,972	51,300	47,222
Amortization of intangible assets	11,669	12,827	46,572	48,475
Amortization of broadcast rights, excluding barter	5,386	5,857	22,461	22,154
Loss on asset disposal, net	2,071	1,187	1,553	2,109
Corporate expenses	10,626	11,591	51,177	44,856
Non-cash representation contract termination fee	-	-	-	1,516
Change in the fair value of contingent consideration	560	-	4,043	-
Goodwill impairment	15,262	-	15,262	-

Less:
Payments for broadcast rights	5,762	6,193	23,004	22,473

Broadcast cash flow	145,413	104,587	456,672	349,966
Margin %	46.9%	41.5%	41.4%	39.0%

Less:
Corporate expenses	10,626	11,591	51,177	44,856

Adjusted EBITDA	$134,787	$92,996	$405,495	$305,110
Margin %	43.5%	36.9%	36.8%	34.0%

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

UNAUDITED (in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Free Cash Flow:	2016	2015	2016	2015

Income from operations	$92,475	$67,346	$287,308	$206,107

Add:
Depreciation	13,126	11,972	51,300	47,222
Amortization of intangible assets	11,669	12,827	46,572	48,475
Amortization of broadcast rights, excluding barter	5,386	5,857	22,461	22,154
Loss on asset disposal, net	2,071	1,187	1,553	2,109
Non-cash compensation expense	2,388	2,885	11,390	11,400
Non-cash representation contract termination fee	-	-	-	1,516
Change in the fair value of contingent consideration	560	-	4,043	-
Goodwill impairment	15,262	-	15,262	-
Less:
Payments for broadcast rights	5,762	6,193	23,004	22,473
Cash interest expense	43,651	19,444	111,512	76,768
Capital expenditures	6,095	6,321	31,152	25,397
Operating cash income taxes, net of refunds(1)	1,986	1,137	29,391	6,101

Free cash flow	$85,443	$68,979	$244,830	$208,244

(1)	Exclude the payment of $23.0 million in taxes during 2015 related to tax liabilities assumed in or resulting from various station acquisitions and sales.

Nexstar Media Group, 2/28/17

Media General, Inc.

Summary 2016 Fourth Quarter Highlights

(unaudited)

	Three Months Ended December 31,
($ in thousands)	2016	2015	Change
Local Revenue	$ 156,336	$ 162,975	(4.1)%
National Revenue	$ 62,590	$ 72,972	(14.2)%
Core Revenue	$ 218,926	$ 235,947	(7.2)%

Political Revenue	$ 67,309	$ 12,813	+425.3%
Retransmission Fee Revenue	$ 120,527	$ 99,028	+21.7%
Digital Revenue	$ 45,209	$ 45,234	(0.1)%
Other	$ 5,688	$ 4,982	+14.2%
Trade and Barter Revenue	$ 2,200	$ 5,661	(61.1)%
Gross Revenue	$ 459,859	$ 403,665	+13.9%
Less: Agency Commission	$ 39,568	$ 34,241	+15.6%
Net Revenue	$ 420,291	$ 369,424	+13.8%

Gross Revenue Excluding Political	$ 392,550	$ 390,852	+0.4%

Income from Operations	$ 117,643	$ 54,937	+114.1%

Broadcast Cash Flow(1)	$ 169,178	$ 124,989	+35.4%
Broadcast Cash Flow Margin(2)	40.3%	33.8%

Adjusted EBITDA(1)	$ 158,742	$ 100,273	+58.3%
Adjusted EBITDA Margin(2)	37.8%	27.1%

(1)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included on page 5 and page 6 of the press release.
(2)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, 2/28/17

Media General, Inc.

Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)

UNAUDITED (in thousands)

	Three Months Ended December 31,
Broadcast Cash Flow and Adjusted EBITDA:	2016	2015

Income from operations	$ 117,643	$ 54,937

Add:
Depreciation and amortization	40,064	44,834
Amortization of broadcast rights, excluding barter	11,793	12,089
Loss on asset disposal, net	1,354	16
Corporate expenses	8,057	12,753
Merger-related and restructuring expenses	2,379	11,963

Less:
Payments for broadcast rights	12,112	11,603

Broadcast cash flow	169,178	124,989
Margin %	40.3%	33.8%

Less:
Merger-related and restructuring expenses	2,379	11,963
Corporate expenses	8,057	12,753

Adjusted EBITDA	$ 158,742	$ 100,273
Margin %	37.8%	27.1%

The following table reconciles the Media General, Inc.’s 2016 and 2015 fourth quarter Adjusted EBITDA which were prepared based on Nexstar’s definition as described in page 5, with Media General, Inc.’s definition of Adjusted EBITDA.

	Three Months Ended December 31,
Adjusted EBITDA Reconciliation:	2016	2015
Adjusted EBITDA (Nexstar basis)	$ 158,742	$ 100,273
Add:
Merger-related and restructuring expenses	2,379	11,963
Non-cash compensation expense	1,144	3,542
Other net	(5)	280
Adjusted EBITDA (Legacy Media General Basis)	$ 162,260	$ 116,058

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